EXHIBIT 10.11

BASE SALARIES FOR NAMED EXECUTIVE OFFICERS OF

VIRGINIA FINANCIAL GROUP, INC.

The following are the base salaries (on an annual basis) in effect as of January 1, 2006 of the current named executive officers of Virginia Financial Group, Inc.:

O. R. Barham, Jr. Chairman and Chief Executive Officer	$330,000
Jeffrey W. Farrar Executive Vice President and Chief Financial Officer	$179,000
Litz Van Dyke Executive Vice President and Chief Operating Officer	$205,758